                                                                   EXHIBIT 10.11
                                                                           UUNET
                                                         An MCI WorldCom Company
QUOTATION - UUDIRECT ETHERNET IN TORONTO
23 November 1999

Media Synergy Inc.
260 King Street East
Toronto, Ontario, Canada
M5A 1K3

The services quoted will provide you ("Customer") with access to the commercial Internet. UUNET Canada Inc. ("UUNET Canada") will dedicate a full 100 Mbps Ethernet connection for your use, and will provide an RJ45 interface at your premises. Customer is responsible for providing a router that will speak IP over Ethernet. The service includes one hour of set-up support and procedural assistance in properly establishing your connection to the Internet, registration of one domain name and primary and/or secondary Domain Name Service
(DNS), non-portable IP numbers as immediately required and as justified under current ARIN policy, SMTP mail forwarding, one free POP mailbox and 24x7 customer support. Access will be provided to USENET news hierarchies including can, comp, misc, news, rec, sci, soc, talk, and your regional hierarchy. All of the services provided by UUNET Canada in this Agreement are collectively referred to as "Services" and the current prices of the Services and related hardware are as follows:

ITEM       DESCRIPTION                                                             QUANTITY       PER UNIT        PER MONTH
---------- -------------------------------------------------------------------  -------------- --------------- ---------------
1          DEDICATED SETUP (100 MBPS ETHERNET)                                        1          $20000.00
           COLLOCATION SPACE CUSTOM DESIGNED TO YOUR REQUIREMENTS
           INCLUDING SUBFLOORING, CABLE MANAGEMENT SYSTEM, POWER
           SUPPLY, UPS AND AIR-CONDITIONING.  AT 60 ADELAIDE ST. E.
2          DEDICATED ACCESS MONTHLY                                                                              $12800.00
           (BURSTABLE ETHERNET 0-10 MBPS)*                                           24
3          COLLOCATION SPACE OF 750SQ.FT.                                            24                          $20800.00
           THE SPACE WILL BE READY FOR INSTALL ON DECEMBER 15, 1999 UUNET WILL
           NOT BEGIN BILLING UNTIL JANUARY 1, 1999 (ADDITIONAL SPACE WILL BE
           PROVIDED AT $20.00/SQ.FT.)

PRICING IS RENEGOTIABLE AFTER TWELVE MONTHS TO 10% OFF OUR LIST PRICE AT THAT TIME OR THE CONTRACTED RATE. WHICHEVER IS LOWER. THIS CONTRACT CAN BE TERMINATED WITHOUT PENALTY IF UUNET FAILS TO PROVIDE SERVICE AS GUARANTEED BY OUR SLA FOR A PERIOD OF 30 CONSECUTIVE DAYS.
FIRST RIGHT OF REFUSAL WILL BE GIVEN ON ALL ADJACENT SPACE TO THE COLLOCATION AREA DESIGNED IN THE FINAL DESIGN DRAWING.

                  SEE ATTACHED SCHEDULE A FOR BILLING USAGE TIERS, TAXES AND FREIGHT CHARGES NOT INCLUDED. There is a minimal one-time charge for changing the circuit configuration from half duplex to full duplex or from full duplex to half duplex. Please speak with your UUNET Account Executive for complete details.

The "Minimum Service Period" for dedicated access is the number of months listed above under quantity. All dedicated access items are invoiced monthly in advance. The first invoice is sent upon our receipt of this Quotation signed by you. Subsequent months are invoiced in advance once you have basic IP connectivity on your link. PAYMENT FOR ALL ROUTER PRODUCTS AND PERIPHERALS MUST BE MADE IN ADVANCE OF SHIPMENT. DEDICATED ACCESS TERMS ARE NET THIRTY (30) DAYS. All payments must be made payable to UUNET Canada Inc.

I (the Customer) have read and accept the attached Terms and Conditions (TC-DACC v2.2), the Acceptable Use Policy (referred to in section 4 of the attached Terms and Conditions) and the Service Level Agreement (referred to in section 9 of the attached Terms and Conditions), which, together with this Quotation, constitute the entire "Agreement" between UUNET Canada and Customer. This agreement is subject to credit approval, which will be deemed granted upon start of service delivery.

UUNET Canada Inc.                           Media Synergy Inc.
Per:  /s/ Matthew Taylor                    Per: /s/ Mark Thorburn
    -------------------------                   -------------------------------
Matthew Taylor                              Print:  Mark Thorburn
Account Executive                                 -----------------------------
Authorized Signing Authority                Title:  VP-Operations and Technology
                                                  ------------------------------
                                            Authorized Signing Authority
                                            Date:  November 25, 1999
                                                  ------------------------------

UUNET


SCHEDULE A:  DEDICATED HIGH SPEED ACCESS TO THE
INTERNET

BURSTABLE FAST ETHERNET - PRICING (UP TO 100 MBPS)

The Burstable Fast Ethernet service gives the user the advantage of a full 100M connection to the Internet with a flexibility of paying only for the actual bandwidth level used.

UUNET provides the customer with full FAST ETHERNET from the UUNET Point of Presence (POP) to the customer's equipment location. Burstable service customers always have the full 100M bandwidth available to them over an unshared, non-fractional 100 Mbps connection.

FAST ETHERNET PRICING TO 100 MBPS

USAGE LEVEL                             MONTHLY SERVICE

 0 to 10M                               $12,800
10 to 15M                               $20,000
15 to 20M                               $25,600
20 to 25M                               $31,200
25 to 30M                               $36,800
30 to 35M                               $42,400
35 to 40M                               $48,000
40 to 45M                               $53,600
45 to 50M                               $59,200
50 to 60M                               $70,400
60 to 70M                               $81,600
70 to 80M                               $92,800
80 to 90M                               $104,000
90 to 100M                              $115,200


Monthly billing for Burstable FAST ETHERNET service is based on sustained usage level during the month, as determined by traffic samples taken approximately every five minutes over the course of the month. The customer's monthly charge is determined by the usage level under which 95% of samples fall.

                                                                           UUNET
                                                         An MCI WorldCom Company
TERMS & CONDITIONS



This Agreement takes effect on the date UUNET Canada receives the Quotation signed by Customer.

(1) In the event Customer terminates this Agreement prior to the expiration of the Minimum Service Period, Customer will pay to UUNET Canada an amount equal to the number of months remaining in the Minimum Service Period times the monthly rate, provided that, if Customer terminates this Agreement because the Customer commits to a higher speed service access with UUNET Canada, the Customer commits to a longer term service with UUNET Canada or UUNET Canada is unable to provide the dedicated access service, then the above Minimum Service Period charge does not apply.
         Following the Minimum Service Period, Customer may terminate this Agreement at any time by giving at least 60 days advance notice in writing. UUNET Canada may, by giving at least 30 days advance written notice, terminate this Agreement at any time following any material breach of this Agreement by Customer for which an express termination right is not otherwise provided herein.
         Upon any termination of this Agreement by Customer of UUNET Canada pursuant to the terms of this Agreement, Customer shall continue to be obligated to pay to UUNET Canada any amounts payable by Customer under this Agreement up to and including the effective date of termination or the expiration of the Minimum Service Period, as applicable.

(2) UUNET Canada exercises no control whatsoever over the content of the information passing through its host computers and points of presence ("UUNET Canada's Network"). UUNET Canada specifically denies any responsibility for the accuracy or quality of information obtained through UUNET Canada's Network or any of its Services.
         EXCEPT AS EXPRESSLY SET FORTH IN SECTION 9 BELOW, UUNET Canada (a) MAKES NO WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, FOR THE SERVICES AND EQUIPMENT IT IS PROVIDING AND (b) DISCLAIMS ANY WARRANTY OF TITLE, MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE. Notwithstanding anything to the contrary stated in this Agreement, Customer's sole remedies for any claims relating to this service or the UUNET Canada Network are set forth in Section 9 below.
         Although UUNET Canada's security efforts are consistent with industry practice in Canada, complete privacy, confidentiality and security is not yet possible over the Internet. Customer agrees that since the Internet is not a fully secure medium for the communication of information, and since privacy and confidentiality therefore cannot be guaranteed, use of UUNET Canada's Network may be accessed by, or disclosed to, other persons. Therefore, Customer agrees that UUNET Canada shall not be responsible or liable for any damage that customer or any other person may suffer in connection with communication of private, confidential or sensitive information through UUNET Canada's Network.

(3) UUNET Canada will invoice Customer for one-time set-up charge which include, UUNET Canada's telecommunication carrier charge, upon receiving the signed quotation from Customer. UUNET Canada will inform Customer when the dedicated access service is operational, at which point Customer will be billed for any hardware or software purchases, the then current month (pro-rated), the first two months of dedicated access service from UUNET Canada and UUNET Canada's charge for UUNET Canada's telecommunications carrier. Invoicing for Services, including dedicated access services, shall be monthly in advance. All relevant telecommunications carrier charges any additional charges such as Committed Information Rate or equipment rental required for the Services are included in the invoiced amounts.
         All pricing, invoices, and payments shall be in Canadian dollars. Payment is due within 30 days after date of invoice. Accounts are in default if payment is not received within 30 days after date of invoice. If any account remains unpaid 60 days after date of invoice, UUNET Canada may, upon notice to Customer, suspend or terminate any Services or terminate this Agreement. Such interruption does not relieve Customer from the obligation to pay the monthly charge. If Customer defaults, Customer agrees to pay UUNET Canada its reasonable expenses, including solicitor and collection agency fees, incurred by enforcing its rights under this Agreement. Accounts in default are subject to an interest charge of 1.5% per month (19.56% per annum)

(4) UUNET Canada Services are for the exclusive use of Customer and neither this Agreement nor any of Customer's rights or obligations under this Agreement nor any of the Services may be assigned or otherwise provided by Customer to any other person without UUNET Canada's prior written consent.

                                                                           UUNET
                                                         An MCI WorldCom Company

         Use of UUNET Canada's Network is restricted by UUNET Canada's Acceptable Use Policy ("AUP") http://www.uunet.ca/aup.html or available from UUNET Canada at Customer's request). UUNET Canada reserves the right to suspend or terminate any Services or terminate this Agreement for a violation of the AUP effective upon notice to Customer. Customer agrees to indemnify and hold harmless UUNET Canada from any losses, damages, costs or expenses resulting from any third party claim or allegation ("Claim") arising out of or relating to use of any of the Services, including any Claim which, if true, would constitute a violation of the AUP.
         Customer agrees that although UUNET Canada has no obligation whatsoever to monitor, review, inspect, screen, audit or otherwise verify content of the information passing through UUNET Canada's Network, UUNET Canada shall have the right to undertake any such activities concerning compliance with the restrictions under this Agreement.
         Any access to other networks connected to UUNET Canada's Network must comply with the rules appropriate for that other network.

(5) Once the dedicated access service is operational, UUNET Canada will furnish contact information to enable Customer to report and resolve service problems.

(6) All Services are provided subject to pricing and availability of service from UUNET Canada's telecommunications carrier. UUNET Canada reserves the right to 1) cancel based on lack of availability of service from UUNET Canada's telecommunications carrier and 2) adjust pricing subject to final determination of Customer location according to the definition of municipal and/or city boundaries.

(7) Customer will have sole responsibility for obtaining, installing and maintaining all equipment, software and/or communications services necessary for interconnection with UUNET Canada's Network or otherwise for use in conjunction with any of the Services. Customer will have sole responsibility for ensuring that such equipment, software and services are compatible with UUNET Canada's requirements and that they continue to be compatible with any modifications to any of the Services by UUNET Canada from time to time.

(8) UUNET Canada may, from time to time, modify the charges (including late payment charges) or any other term or condition of this Agreement provided that it gives the Customer at least 30 days advance written notice, provided however that any price increase attributable to telecommunications carrier or other service provider pricing shall be effective immediately upon written notice to customer. Customer agrees that an insert in or a notice on Customer's UUNET Canada invoice constitutes a sufficient notice to Customer. Customer agrees to pay the new charges and abide by the new terms and conditions described in such notice, or alternatively, Customer may terminate this Agreement without penalty upon giving written notice to UUNET Canada prior to the expiration of the 30 days period referred to above.

(9) The Service Level Agreement ("SLA") for dedicated access service is set forth at http://www.uunet.ca/sla/agreement and applies only to Customers agreeing to a Minimum Service Period of at least one year and only in respect of dedicated access services provided during such Minimum Service Period. UUNET Canada reserves the right to amend the SLA from time to time effective upon posting of the revised SLA to the URL referred to above, provided that in the event of any amendment resulting in a material reduction of the SLA's service levels or credits, Customer may terminate this Agreement without penalty by providing UUNET Canada written notice of termination during the 30 days following such amendment. The SLA sets forth Customer's sole remedies for any claim relating to any of the Services or UUNET Canada's Network, including any failure to meet any guarantee set forth in the SLA. UUNET Canada's records and data shall be the basis for all SLA calculations and determinations. Notwithstanding anything to the contrary, the maximum amount of credit in any calendar month under the SLA shall not exceed the UUNET Canada Dedicated Access Monthly Fee and/or Set-up Charge which, absent the credit, would have been charged for the dedicated access service that month. The provision of dedicated access service at any particular connection rate does not constitute a guarantee of the end to end throughput or bandwidth available to Customer.

(10) UUNET Canada shall not be liable for any delay or failure in performance due to force majeure, which shall include without limitation acts of God, earthquake, labor disputes, changes in law, regulation or government policy, riots, ware, fire, epidemics, acts or omissions of vendors or suppliers, equipment failures, transportation difficulties, or other occurrences which are beyond UUNET Canada's reasonable control.

(11) Customer may not use UUNET Canada's name, trademark, tradenames or other proprietary identifying symbols without the prior written approval of UUNET Canada. Customer may not assign or transfer any of its rights or obligations under this Agreement without the express, prior written consent of UUNET Canada; provided,

                                                                           UUNET
                                                         An MCI WorldCom Company

that the Customer may assign or transfer this Agreement to any affiliate of the Customer upon advance written notice to UUNET Canada.

(12) This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario, and the federal laws of Canada applicable in such province.

(13) No failure on the part of either party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver of such right or remedy; nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise of such right or remedy or the exercise of any other right or remedy granted under this Agreement or by law.

(14) If any term of this Agreement, or the application of such term to any person or circumstances, shall be held invalid, the remainder of this Agreement, or the application of such term to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

(15) Le client et UUNET Canada ont demande expressment que la presente entente et tous les documents, annexes, et avis annexes soient rediges en anglais. The Customer and UUNET Canada have expressly requested that the Agreement and all documents, appendices, and notices to be drafted in the English language.

                                                                           UUNET
                                                         An MCI WorldCom Company

Service Level Agreement
Terms and Conditions



         The following SLA Terms and Conditions apply only to Customers agreeing to a Minimum Service Period of one year or more by one of UUNET Canada's frame relay, 56K, T1, T3, Ethernet or OC-3 dedicated access services and only in respect of the provision of such services during such period. To activate the SLA for one of the above services, eligible Customers must register for the SLA with UUNET Canada.

NETWORK QUALITY

NETWORK LATENCY GUARANTEES

NORTH AMERICAN NETWORK LATENCY GUARANTEE SCOPE: UUNET's North American Network Latency Guarantee is average round-trip transmissions of 85 milliseconds or less between UUNET-designated inter-regional transit backbone network routers ("Hub Routers") in North America.

EUROPEAN NETWORK LATENCY GUARANTEE SCOPE: UUNET's European Network Latency Guarantee is average round-trip transmissions of 85 milliseconds or less between UUNET-designated Hub Routers within Europe.

TRANSATLANTIC NETWORK LATENCY GUARANTEE SCOPE: UUNET's Transatlantic Network Latency Guarantee is average round-trip transmissions of 120 milliseconds or less between UUNET-designated Hub Router in the New York metropolitan area and a UUNET-designated Hub Router in the London metropolitan area.

NETWORK LATENCY GUARANTEE PROCESS: Latency shall be measured by averaging sample measurements taken during a calendar month between Hub Routers. Each month's Network performance statistics relenting to the Network Latency Guarantees shall be posted at http://www.uunet.ca/sla/latency.html. No credits will be made if failure to meet a Network Latency Guarantee is attributable in reasons of Force Majeure (as defined in the applicable service agreement).

NETWORK LATENCY GUARANTEE REMEDY: If UUNET fails to meet any Network Latency Guarantee in two consecutive calendar months, Customer's account shall be automatically credited for that second month and any subsequent consecutive month in which that Network Latency Guarantee is not met for the pro-rated charges for one day of the UUNET Monthly Fee for the service with respect to which a Latency Guarantee has not been met.



SERVICE QUALITY

100% SERVICE AVAILABILITY GUARANTEE

SERVICE AVAILABILITY GUARANTEE SCOPE: UUNET's Service Availability Guarantee is to have the UUNET Network (as defined in the applicable service agreement) available 100% of the time.

SCHEDULED MAINTENANCE SCOPE: Scheduled Maintenance shall mean any maintenance at the UUNET hub to which Customer's circuit is connected (a) in respect of which Customer shall be notified a minimum of 48 hours in advance, and (b) that is performed during a standard maintenance window on Tuesdays and Thursdays from 3 AM to 7 AM local time of the UUNET hub to which Customer's circuit is connected. Notice of Schedule Maintenance will be provided to Customer's designated grant of contract by a method elected by UUNET (telephone, e-mail, or fax).

SERVICE AVAILABILITY GUARANTEE PROCESS: At Customer's request, UUNET will calculate Customer's "Network Unavailability" in a calendar month. "Network Unavailability" consists of the number of minutes that the UUNET Network or a UUNET-ordered telephone company circuit in the contiguous U.S. or Canada was not available to Customer, and includes unavailability associated with any maintenance at the UUNET hub to which Customer's circuit is connected other than Scheduled Maintenance. Outages will be counted as Network Unavailability only if

                                                                           UUNET
                                                         An MCI WorldCom Company

UUNET notifies Customer of the outage in accordance with the Outage Reporting Guarantee set forth below or if Customer opens a trouble ticket with UUNET customer support within five days of the outage. Network unavailability will not include Scheduled Maintenance, or any unavailability resulting from (a) any Customer-ordered telephone company circuits, (b) Customer's applications, equipment, or facilities, (c) acts or omissions of Customer, or any use or user of the service authorized by Customer or (d) reasons of Force Majeure (as defined in the applicable service agreement).

SERVICE AVAILABILITY GUARANTEE REMEDY: For each cumulative hour of Network Unavailability or fraction thereof in any calendar month, at Customer's request Customer's account shall be credited for the pro-rated charges for one day of the UUNET Monthly Fee and one day's telephone company line charges for the service with respect to which this Guarantee has not been met.



CUSTOMER CARE QUALITY

OUTAGE REPORTING GUARANTEE

OUTAGE REPORTING GUARANTEE SCOPE: UUNET's Outage Reporting Guarantee is to notify Customer within 15 minutes after UUNET's determination that Customer's service is unavailable. UUNET's standard procedure is to plug Customer's router every five minutes. If Customer's router does not respond after two consecutive five-minute ping cycles, UUNET will deem the service available and will contact Customer's designated point of contact by a method elected by UUNET (telephone, e-mail or fax).

OUTAGE REPORTING GUARANTEE PROCESS: The Outage Reporting Guarantee is applicable only to service provided in the contiguous United States and in Canada, and is applicable only if Customer completes UUNET's Customer Information Form in its entirety or registers for the Outage Reporting Guarantee by submitting the form available at http://www.uunet.ca/sla/registration.html. Customer is solely responsible for providing UUNET accurate and current contact information for Customer's designated points of contact. UUNET will be relieved of its obligations under this Outage Reporting Guarantee if UUNET's contact information for Customer is out of date or inaccurate due to Customer's action or omission or if UUNET's failure is due to reasons of Force Majeure (as defined in the applicable service agreement).

OUTAGE REPORTING GUARANTEE REMEDY: If UUNET fails to meet the Outage Reporting Guarantee, at Customer's request Customer's account shall be credited the pro-rated charges for one day of the UUNET Monthly Fee for the service with respect to which this Guarantee has not been met; provided, that Customer may obtain no more than one credit per day, irrespective of how often in that day UUNET failed to meet the Outage Reporting Guarantee.



CIRCUIT INSTALL GUARANTEE

CIRCUIT INSTALL GUARANTEE SCOPE: UUNET's Circuit Install Guarantee is to have installation of a UUNET-ordered telephone company circuit and activation of a UUNET port completed within 40 business days for frame relay, 56K and T1 services, 60 business days for T3 services, and within the scheduled installation date provided in writing by a UUNET Sales Manager for OC-3 services.

CIRCUIT INSTALL GUARANTEE PROCESS: These dates shall be counted from the date UUNET has received all of the following from Customer: (1) signed Service Agreement, (2) signed price quotation or authorized purchase order, (3) completed Customer Information Form, and (if requested by UUNET) (4) completed credit application. The Circuit Install Guarantee is not available for Customer-ordered telephone company circuits. UUNET-ordered telephone company circuits outside of Canada, or if the installation delay is attributable to Customer equipment, Customer's facility, acts or omissions of Customer, its employees or agents, Customer not passing UUNET's credit check, or reasons of Force Majeure (as defined in the applicable service agreement).

CIRCUIT INSTALL GUARANTEE REMEDY: If UUNET determines in its reasonable commercial judgment that UUNET has failed to meet this Circuit Install Guarantee, Customer's account shall be credited 50% of UUNET's standard Start-up Charge for the service with respect to which this Guarantee has not been met.